EXHIBIT 4.01

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 29, 2015 by and among Glu Mobile Inc. (the “Company”), Tencent Holdings Limited (“Tencent”) and Red River Investment Limited (“Red River” and, together with the Company and Tencent, the “Parties”).

RECITALS

WHEREAS, the Company, Tencent and Red River have executed a Purchase Agreement on the date hereof (the “Purchase Agreement”), pursuant to which Red River intends to purchase and the Company intends to sell shares of Common Stock (as defined below); and

WHEREAS, as an inducement for Tencent and Red River to enter into the Purchase Agreement, the Company has agreed to grant the registration rights as contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the Parties intending to be legally bound agree as follows:

1.             Definitions.  For the purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.  For the purposes of this definition, “control”, “controlled by” or “under common control with” means a Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Applicable Securities Law” means the securities laws of the United States, including without limitation the Exchange Act and the Securities Act and any applicable securities law of any State of the United States (and any rules or regulations promulgated thereunder), in each case as may be in effect from time to time.

“Blackout Period” means the periods set forth from time to time in the Company’s insider trading policy applicable to executive officers and directors, as reasonably adopted by the Company and provided in writing to Tencent (the “Policy”), during which directors, officers and employees of the Company are unable to trade in the Company’s securities; Tencent shall be notified in writing reasonably promptly after any change to the Policy (it being understood that prior to receipt of such notice, Tencent may operate hereunder as if the prior Policy remained in effect).

“Board” means the Company’s board of directors.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Hong Kong are authorized or required by law to close.

“Common Stock” means (i) the common stock, par value $0.0001 per share, of the Company, (ii) any securities of the Company or any successor or assign of the Company into which such stock described in clause (i) is reclassified or reconstituted or into which such stock is converted or otherwise exchanged in connection with a combination of shares, recapitalization, merger, sale of assets, consolidation or other reorganization or otherwise or (iii) any securities received as a dividend or distribution in respect of the securities described in clauses (i) or (ii) above.

“Confidentiality Agreement” means the Confidentiality Agreement by and among the Company, Tencent and Red River, dated as of the date hereof.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Stock covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC (as defined below).

“Registrable Stock” shall mean any and all shares of Common Stock now or hereafter owned by Tencent and its controlled Affiliates, provided that if at any time the provisions of Section 3 of the Voting and Standstill Agreement are not in effect in accordance with the terms thereof, “Registrable Stock” shall instead mean any and all shares of Common Stock now or hereafter sold and issued to Tencent and its controlled Affiliates directly by the Company.  For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (a) a Registration Statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective Registration Statement, or (b) such Registrable Stock is sold by a person in a transaction that is exempt from registration pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) or a transaction in which Red River’s rights under this Agreement are not assigned in accordance with Section 8.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder” means Red River and any permitted assignee of rights of Red River hereunder in accordance with Section 8.

“Transaction Documents” means this Agreement, the Purchase Agreement, the Voting and Standstill Agreement and the Confidentiality Agreement.

“Voting and Standstill Agreement” means the Voting and Standstill Agreement by and among the Company, Tencent and Red River, dated as of the date hereof.

2.                                      Registration Statement.

(a)           Registration. Upon request by Stockholder made in writing at any time following the date that is six (6) months from the Initial Closing (as defined in the Purchase Agreement), the Company shall, within forty-five (45) days of its receipt of such request, prepare and file with the SEC a registration statement for the public resale by Stockholder of the Registrable Stock on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, in respect of which the Company may use a Form S-3 registration statement (or any successor short form registration statement available for such resale that permits incorporation by reference at least to the same extent as such form) (“Form S-3”) or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Registrable Stock (the “Registration Statement”), and shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and no later than the date that is one hundred twenty (120) days after it files the Registration Statement with the SEC, and to remain continuously effective for the lesser of (i) the period during which all Registrable Stock registered under such Registration Statement are sold or (ii) three (3) years; provided, however, no filing of such Registration Statement shall be required during any Blackout Period.  The plan of distribution indicated in the Registration Statement will include all such transactions as Stockholder may reasonably request in writing prior to the filing of the Registration Statement and that can be included in the Registration Statement under the rules and regulations of the SEC.  In the case that Stockholder determines to have an underwritten offering, subject to the limitations contained in Section 4, the Company will use all reasonable efforts to promptly amend or supplement the Registration Statement as reasonably required in connection with such underwriting, provided, however, that such requested underwriting is for the sale of an amount of shares of Registrable Stock reasonably expected to result in gross proceeds in excess of $5,000,000, subject to the provisions of Section 2(b).  Stockholder shall be entitled to make no more than two (2) requests pursuant to this Section 2(a).

(b)           Delay.  Stockholder shall, for so long as a Tencent Designee (as defined in the Voting and Standstill Agreement) is serving as a member of the Board or otherwise a Representative of Stockholder is attending Board meetings, and ten (10) days thereafter, not make any sales of Registrable Stock pursuant to the Registration Statement in violation of the Policy.  In addition, notwithstanding anything to the contrary contained in this Section 2 or any other provision in this Agreement, the Company may (i) delay the filing of the Registration Statement, (ii) defer preparing and furnishing any supplement or amendment to a prospectus, (iii) suspend the use of the Registration Statement or any prospectus, or (iv) not take any actions required by Sections 2 and 3 hereof, to the extent relating to each of clauses (i) through (iii),

(collectively, the “Deferral Actions”) if the Company shall furnish to the Stockholder a certificate signed by the Company’s Chief Executive Officer, Chairman of the Board or Lead Director if the Company’s Chief Executive Officer is also the Chairman of the Board, stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, including but not limited to, if such registration would (A) occur during any Blackout Period or otherwise violate the Policy, provided, that, in each case, a Tencent Designee is serving, or has within the past ten (10) days served, as a member of the Board or otherwise a Representative of Stockholder is attending, or has within the pastten (10) days attended,  Board meetings at the time of such proposed registration, (B)  unreasonably impede, delay or otherwise interfere with any pending or contemplated material acquisition, consolidation or corporate reorganization, involving the Company (each, a “Material Transaction”), (C) based upon advice from the Company’s investment banker or financial advisor, materially adversely affect any pending or contemplated financing, offering or sale of any class of securities by the Company, (D) require disclosure of material non-public information (other than information relating to an event described in clause (B) or (C) above) which, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders, or (E) render the Company unable to comply with the disclosure requirements of Applicable Securities Laws (a Deferral Action based on the matters described in this clause (E), a “Securities Law Compliance Deferral Action”); provided however that prior to taking any Deferral Action, the Company shall provide Stockholder with written notice of such delay, deferral or suspension (the “Deferral Notice”), which notice shall specify the general nature of the event giving rise to such Deferral Action, and Stockholder shall cease and otherwise defer usage of the Registration Statement and any Prospectus related thereto until the Company says such Deferral Action is no longer in effect, subject to the period limitations set forth below.  In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Registrable Stock if such transfer would constitute a violation or breach of (1) this Agreement or (2) the Policy at a time that a Tencent Designee is serving, or has within the past ten (10) days served, as a member of the Board or otherwise a Representative of Stockholder is attending, or has within the past ten (10) days attended,  Board meetings.  Stockholder shall keep confidential any communications received by it from the Company regarding any such Deferral Action, except as required by Applicable Law, regulation or the rules of any applicable securities exchange.  Following receipt of a Deferral Notice, Stockholder shall not make any further sales of Registrable Stock pursuant to the Registration Statement until Stockholder receives such notice, and any such amendment or supplement, from the Company.  Upon the Company taking a Deferral Action, any time periods with respect to filing or effectiveness of the applicable Registration Statement shall be tolled correspondingly, for a period of not more than ninety (90) days after the request by Stockholder is given; provided, however, that the Company may not effect a Deferral Action more than twice or take Deferral Actions for a total of more than ninety (90) days in any twelve (12) month period.  The Company shall not restrict any registration, or the use or sales of securities under any Registration Statement, in connection with any Deferral Action unless such actions by each other stockholder having registration rights, registering securities of the Company or selling securities of the Company pursuant to a Company registration statement are similarly restricted in connection with the event or circumstance giving rise to the Deferral Notice; it being understood that while in connection with such event or circumstance a Deferral Action will be similarly initiated with respect to such other stockholders, registrations and registrable securities, the duration of the Deferral Action applicable to Stockholder hereunder and such other stockholder(s) shall be subject to the respective agreements governing such registration rights (i.e., the duration of the Deferral Action with respect to Stockholder shall be governed by this Section 2(b) irrespective of any longer or shorter period for which such Deferral Action may be applicable to such other registration rights holder(s)).  Notwithstanding any other provision hereof, Stockholder will not engage in any trading in any securities of the Company during the ninety (90) day period following the later of (x) the time that a Tencent Designee ceases serving as a member of the Board or (y) the time that a Representative of Stockholder ceases otherwise attending Board meetings, unless such trading is conducted by personnel that have been compartmentalized from, and due care has been exercised to prevent such personnel from having access to or knowledge of, material, non-public information of the Company.

3.                                      Piggyback Registration.

(a)           If at any time or from time to time the Company shall determine to register (including for this purpose a registration effected by the Company for securityholders other than Stockholder) any of its shares or other securities, (other than (1) in a registration relating solely to employee benefit plans, (2) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration relating solely to an exchange by the Company of its own securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a resale shelf registration statement relating solely to debt securities of the Company that are convertible into Common Stock and the underlying shares of Common Stock or (6) a registration pursuant to Section 2), the Company will:

(i)            promptly (but in no event less than 10 days before the effective date of the relevant Registration Statement) give to Stockholder written notice thereof; and

(ii)           include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Stock specified in a written request or requests, made within 5 days after receipt of such written notice from the Company, by Stockholder, except as set forth in Section 4(c) below.

(b)           The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not Stockholder has elected to include securities in such registration.

4.                                      Underwriting Requirements.

(a)           At any time that a Registration Statement covering Registrable Stock pursuant to Section 2 is effective, if Stockholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect an underwritten offering of all or part of its Registrable Stock included by it on the Registration Statement and stating the number of Registrable Stock included by it on a shelf registration statement (a “Shelf Underwritten Offering”), and confirming that such sale of Registrable Stock is reasonably expected to result in gross proceeds in excess of $5,000,000, then the Company shall amend or supplement the

Registration Statement as may be necessary in order to enable such Registrable Stock to be distributed pursuant to the Shelf Underwritten Offering.  In any such case, Stockholder shall have the right to select the underwriters or placement agent, if any, including any managing underwriter engaged in connection with such Registration, provided that any such underwriter or placement agent shall be reasonably acceptable to the Company.

(b)           In the event that Stockholder intends to dispose of more than 5,000,000 shares in open-market transactions in any one month period, Stockholder will consult in good faith with the Company in advance thereof for the purpose of preventing undue impact to the market trading of the Company’s common stock and determining whether such disposition should be done in an underwritten offering under the Registration Statement in accordance with the terms of this Agreement or in a placed “block sale” or similar transaction.  With respect to any other registration, the Company shall have the sole right to determine whether to engage underwriters or placement agents in any offering pursuant to the Registration Statement and, if so determined, shall have the sole right to select the underwriters or placement agent, if any, including any managing underwriter engaged in connection with the Registration Statement, and shall make all determinations related to any underwriter compensation (including fees, discount, commissions or incentive payments) and role in the underwriting syndicate.

(c)           If a registration pursuant to Section 2 is an underwritten offering (including a Shelf Underwritten Offering) and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Stock requested to be included in such offering exceeds the number of Registrable Stock which can be sold therein without adversely affecting the marketability of the offering and within a price range acceptable to Stockholder, then there shall be included in such underwritten offering the number or dollar amount of the Registrable Stock that in the opinion of such managing underwriter can be sold without adversely affecting such offering, and such number of Registrable Stock shall be allocated as follows:

(i)            first, to the Registrable Stock requested to be included by Stockholder; and

(ii)           second, any other securities to be included in such underwritten offering.

(d)           If a registration pursuant to Section 3 is an underwritten offering, the right of Stockholder to registration pursuant to Section 3 shall be conditioned upon Stockholder’s participation in such underwriting and the inclusion of Stockholder’s Registrable Stock in the underwriting to the extent provided herein.  Stockholder shall, together with the Company and all other holders participating in such underwritten offering, enter into an underwriting agreement in customary form, including, without limitation (but in each case consistent with the treatment of any other securityholder participating in such underwritten offering, except to the extent differing circumstances customarily result in inconsistent treatment), customary representations and warranties (or indemnities with respect thereto and Stockholder provided information included in the Company registration statement) in connection with (i) Stockholder’s ownership of his, her or its Registrable Stock to be transferred free and clear of all liens, claims and encumbrances, (ii) Stockholder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with Applicable Laws by Stockholder, with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 4(d), if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Company shall so advise Stockholder and all other holders participating in such underwritten offering, and the number of shares of such securities, including Registrable Stock, that may be included in the registration and underwriting shall be allocated first to the Company and second to Stockholder and any other holders with registration rights on a pro rata basis based on the total number of securities subject to registration rights held by such persons.  No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of Stockholder included in the registration below twenty percent (20%) of the total amount of securities included in such registration. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.  For the avoidance of doubt, nothing in this Section 4(d) is intended to diminish the number of securities to be included by the Company in the underwriting.

(e)           In the event the Company files a registration statement pursuant to Section 3 for an underwritten offering, in the form reasonably requested by the managing underwriter of such underwritten offering, Stockholder will enter into a customary lockup agreement, whereby Stockholder will agree that, during the period ending on the date that is ninety (90) days after the date of the final prospectus relating to such Company Registration Statement, plus an extension period (not to exceed 17 days) as may be requested by an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) (or any successor provisions or amendments thereto), Stockholder will not, without the prior written consent of the underwriter, directly or indirectly, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any Registrable Stock, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Stock or (C) engage in any short selling of the Common Stock or securities convertible into or exercisable or exchangeable for Common Stock. The foregoing shall not apply to (1) the sale of any Registrable Stock to an underwriter pursuant to an underwriting agreement; (2) any transfers to any Affiliate, stockholder, partner or member of, or owner of a similar equity interest in Stockholder, as the case may be, if, in any such case, such transfer is not for value; or (3) any distribution of Registrable Stock or any other security convertible into Registrable Stock to limited partners, members or stockholders of Stockholder or to Stockholder’s Affiliates or to any investment fund or other entity controlled or managed by Stockholder; provided, however, with respect to transfers pursuant to clauses (2) and (3), any such transferees shall agree in writing to be bound by this Section 4(e). Notwithstanding the foregoing, (x) Stockholder shall not be required to enter into any such lock-up agreement unless each director and executive officer of the Company and each other Company stockholder with a beneficial ownership of or right to acquire at least one percent (1%) of the Company’s outstanding Common Stock that obtains registration rights from the Company following the date of this Agreement, shall be bound by the same lock-up restrictions and (y) any waivers or modifications of such restrictions shall be granted to all such persons on a consistent basis.  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4(e) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.

5.            Obligations of the Company.  Subject to Section 2(b) hereof, the Company shall:

(a)           notify Stockholder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(b)           after the Registration Statement becomes effective, notify Stockholder of any request by the SEC that the Company amend or supplement such Registration Statement or the prospectus used in connection therewith;

(c)           prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by the Registration Statement for the period required to effect the distribution of the Registrable Stock;

(d)           make available to Stockholder such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as Stockholder may reasonably request in order to facilitate their disposition of their Registrable Stock;

(e)           use its commercially reasonable efforts to register and qualify the Registrable Stock under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by Stockholder; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(f)            use its commercially reasonable efforts to cause all such Registrable Stock to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)           provide a transfer agent and registrar for the Registrable Stock and provide a CUSIP number for all such Registrable Stock, in each case not later than the effective date of the Registration Statement;

(h)           use its commercially reasonable efforts to make available, on the date that shares of Registrable Stock are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters by the Company in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated as of such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(i)            cooperate with Stockholder and the managing underwriter (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as Stockholder or the managing underwriter (if any) may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of the Registration Statement a supply of such certificates;

(j)            in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by Company to underwriters in an underwritten public offering, with the underwriter(s) of such offering;

(k)           upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, promptly make available for inspection by any underwriter(s) participating in any disposition pursuant to the Registration Statement, and any attorney or accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents, and properties of Company (collectively, “Records”), and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, Records that the Company determines, in good faith, to be confidential and that it notifies any underwriter are confidential shall not be disclosed by the underwriter unless (i) the disclosure of such Records is necessary to avoid or correct a material misstatement or omission in such Registration Statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by Applicable Law.  Stockholder agrees that information obtained by the underwriters as a result of such inspections shall be deemed confidential and shall not be used by the underwriters or its Affiliates as the basis for any market transactions in the Company’s securities unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(l)            use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus, and in the event of the issuance of any such stop order or any order suspending or preventing the use of any related prospectus, use its commercially reasonable efforts to obtain promptly the withdrawal of such order;

(m)          immediately notify Stockholder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of Stockholder promptly prepare and make available to Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus, or a revised prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any prospectus, Stockholder shall deliver such amended, supplemental or revised prospectus in connection with any offers or sales of Registrable Stock, and shall not deliver or use any prospectus not so supplemented, amended or revised);

(n)           provide and cause to be maintained a transfer agent and registrar for all Registrable Stock covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(o)           use its reasonable best efforts to comply with all applicable United States federal securities laws; and

(p)           take all such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Stock.

6.             Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that Stockholder shall promptly furnish to the Company in writing such information with respect to such Stockholder and the intended method of disposition of its Registrable Stock as the Company may reasonably request or as may be required by law or regulations for use in connection with any registration statement under which Stockholder is registering Registrable Stock. The Company may require Stockholder, by written notice given to Stockholder not less than ten (10) Business Days prior to the filing date of the registration statement, to promptly, and in any event within seven (7) Business Days after receipt of such notice, furnish in writing to the Company such information regarding the distribution of the Registrable Stock as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

7.             Expenses.  All expenses incurred in connection with the registration pursuant to this Agreement, excluding underwriting fees and brokers’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, and the fees and disbursements of counsel for the Company, shall be paid by the Company.  Stockholder shall bear the fees and expenses of any counsel representing Stockholder in such registration, and the discounts, brokerage fees and underwriting fees, if any, applicable to securities offered for its account in connection with any registrations.

8.             Transfer of Registration Rights.  The registration rights of Stockholder under this Agreement with respect to any Registrable Stock may be transferred or assigned, in whole or in part, only to an Affiliate of Tencent provided, however, that (a) Stockholder shall give the Company written notice prior to the time of such transfer stating the name and address of the Affiliate transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (b) such Affiliate transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound as Stockholder by the provisions of this Agreement; and (c) immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent set forth under Applicable Securities Laws.

9.             Indemnification.  In the event any Registrable Stock is included in a Registration Statement under this Agreement:

(a)           The Company shall indemnify and hold harmless, to the fullest extent permitted by Applicable Law, Stockholder, its officers, directors, partners, shareholders, accountants, attorneys, employees and each Person who controls Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (sometimes referred to collectively herein as the “Stockholder Indemnified Parties”), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities) arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in the Registration Statement, prospectus related thereto, any amendments or supplements thereto, (ii) the omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of Applicable Securities Laws; provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Company shall not be liable to any Stockholder Indemnified Party for any loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or omission made in connection with the Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Stockholder Indemnified Party; provided, further, the Company shall not be liable to any underwriter for any loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or omission made in a preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to the relevant person at or prior to the confirmation of sale to such person if such underwriter was under an obligation to deliver such final prospectus and failed to do so; provided, further that the Company shall not be liable to any Stockholder Indemnified Party for any loss, claim, damage or liability to the extent that it arises out of or is caused by such Stockholder Indemnified Party’s disposition of Registrable Stock during any period during which such Stockholder Indemnified Party is obligated to discontinue any disposition of Registrable Stock as a result of a Deferral Action or any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Stock of which such Stockholder Indemnified Party has received written notice.  The Company’s obligations under this Section 9(a) shall remain in full force and effect regardless of any investigation made by or on behalf of any such Stockholder Indemnified Party, and shall survive the transfer of such securities by such Stockholder Indemnified Party, and any termination of this Agreement.

(b)           Stockholder shall indemnify and hold harmless, to the fullest extent permitted by Applicable Law, the Company, each of its directors, officers, employees and stockholders, and each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (sometimes referred to collectively herein as the “Company Indemnified Parties”) against any losses, claims, damages or liabilities, joint or several, to which they may become subject under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in the Registration Statement, prospectus related thereto, or any amendments or supplements thereto, (ii) the omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the indemnifying party of Applicable Securities Laws, in each case to the extent, but only to the extent, that such untrue statement or omission or violation was made in the Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of Stockholder expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that the liability of Stockholder hereunder by way of indemnification under this Section 9(b) and contribution under Section 9(d) shall be limited to the net proceeds actually received by Stockholder from the sale of Registrable Stock covered by such Registration Statement to which such claim or indemnity relates (after giving effect to any discounts and brokerage fees).  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Company Indemnified Party, and shall survive the transfer of such securities by Stockholder, and any termination of this Agreement.  Tencent hereby agrees that it shall, and it shall cause its controlled Affiliates to, perform and satisfy any of their obligations and observe any limitations hereunder as stated herein to be applicable to such Person (irrespective of whether a party hereto).  Tencent agrees that the liability for any breach of the representations, warranties, obligations or restrictions hereunder of its controlled Affiliate party hereto shall be the direct and primary obligation of Tencent.

(c)           Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and control the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all reasonable fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party.  The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 9, except to the extent such failure shall have actually prejudiced the indemnifying party, and the omission to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

(d)           To the extent any indemnification by an indemnifying party is prohibited or limited by Applicable Law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The liability of Stockholder hereunder by way of contribution under this Section 9(d) and indemnification under Section 9(b) shall be limited to the net proceeds received by such Stockholder Indemnified Party from the sale of Registrable Stock covered by the Registration Statement.

10.                               General Provisions.

(a)           Power and Authority.  Each Party hereby represents that it has the power and authority (corporate power and corporate authority, if applicable) to execute and deliver this Agreement and that this Agreement constitutes a valid and binding agreement of such Party, enforceable in accordance with its terms.

(b)           Governing Law. This agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

(c)           Dispute Resolution.  The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages.  Accordingly, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of

Delaware, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief.  Each of the Parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.  Furthermore, each of the Parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware, and (iv) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 10(g) of this Agreement or the address set forth below the signature of such party.

(d)           Waiver of Jury Trial.  Each of the Parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver.

(e)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)            Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(g)           Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Glu Mobile Inc.
500 Howard Street, Suite 300
San Francisco, California 94105

Attention: General Counsel
Fax: 650-403-1018

With a copy to:

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: David A. Bell
Fax: 650-938-5200

If to Tencent or Red River:

Red River Investment Limited

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

with a copy to:

Tencent Building, Keji Zhongyi Avenue,

Hi-tech Park, Nanshan District,

Shenzhen 518057, PRC

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Steven J. Williams

Fax: 212-757-3990

(h)           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Stockholder (provided, that if more than one Person is a holder of Registrable Stock, the written consent of Tencent shall deemed to bind all Stockholders).  Any amendment or waiver effected in accordance with this paragraph shall be binding upon any Stockholder hereunder, the Company and, to the extent applicable, Tencent and its controlled Affiliates.

(i)            Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, nor any partial exercise thereof, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(j)            Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(k)           Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the Parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

(l)            No Third Party Beneficiaries; Assignment.  Except as contemplated in Section 11, this Agreement is solely for the benefit of the Parties hereto and is not binding upon or enforceable by any other persons.  Other than as set forth in Section 10, no party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.  Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

(m)          Interpretation and Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “date hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  The symbol “$” refers to United States Dollars.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”  References to a Person are also to its permitted successors and assigns.  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”  Unless indicated otherwise, (i) all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent and (ii) fractions may be greater than one. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.  Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

(n)           Further Assurances.  The Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(o)           Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of Company Common Stock, upon the occurrence of any subdivision, combination or share dividend of such class of shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

(p)           Termination.  The right of Stockholder to include Registrable Stock in any registration and obligations with respect to any Registration Statement pursuant to Sections 2 and 3, and the Company’s obligations with respect thereto, shall terminate upon the first to occur of (i) when all of the Registrable Stock have been disposed of by Stockholder (other than to permitted assignees of rights of Stockholder hereunder); (ii) when all of the shares of Registrable Stock beneficially owned by Stockholder may be sold under Rule 144 during any 90-day period; or (iii) eight (8) years following the date of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

GLU MOBILE INC.

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: President and Chief Executive Officer

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

RED RIVER INVESTMENT LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

TENCENT HOLDINGS LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT